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                          CERTIFICATE OF INCORPORATION

                                       OF

                          IMMERSIVE ENTERTAINMENT INC.

         The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST. The name of the corporation is Immersive Entertainment Inc.

         SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 100. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

         FIFTH. The incorporator of the corporation is Siobban Cameron, whose mailing address is One Rodney Square, P.O. Box 551, Wilmington, Delaware, 19899.

         SIXTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

         SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

         EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

         NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons

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whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

         TENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who is to serve as the sole initial director of the corporation until the first annual meeting of stockholders of the corporation, or until his successor is duly elected and qualified, is:

                               I. Bernard Plishtin
                               38 Isabella Street
                               Toronto, Ontario, CANADA M4Y 1N1

         The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is her act and deed on April 25, 1995.


                                            /s/ Siobhan Cameron
                                            -----------------------------
                                                    Incorporator